UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
January 26, 2021

Rent-A-Center, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38047	45-0491516
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5501 Headquarters Drive
Plano, Texas 75024
(Address of principal executive offices and zip code)

(972) 801-1100
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	RCII	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On January 26, 2021, Rent-A-Center, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries entered into an agreement among the Company, as borrower, such subsidiaries, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent,” and such agreement, the “ABL Amendment”), which amended the Company’s existing senior secured asset-based credit facility, dated as of August 5, 2019, among the Company, the several lenders party thereto and the Administrative Agent (the “Existing Credit Agreement” and, as amended by the ABL Amendment, the “Credit Agreement”) to, among other things, permit the consummation of the merger contemplated by the Agreement and Plan of Merger, by and among the Company, Radalta, LLC, a Utah limited liability company and wholly owned subsidiary of the Company, Acima Holdings, LLC, a Utah limited liability company (“Acima”), and Aaron Allred, solely in his capacity as the Member Representative, as previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on December 21, 2020 (the “Merger”) and the other related transactions expected to be entered into in connection therewith.

The ABL Amendment, among other things, permits, subject to the satisfaction of certain customary conditions precedent (including the substantially concurrent consummation of the Merger), (i) an increase by $225 million in the aggregate principal amount of incremental commitments permitted to be obtained under the Credit Agreement, $200 million of which are expected to be obtained on the closing date of the Merger (the “Closing Date”), resulting in total aggregate commitments under the Credit Agreement on such date of $500 million, (ii) the consummation of the Merger, the incurrence of indebtedness expected to be obtained in connection therewith, the repayment of certain indebtedness of the Company, Acima and each of their subsidiaries, and the payment of related costs, fees and expenses in connection with the foregoing, and (iii) the use of proceeds of loans and letters of credit under the Credit Agreement on the Closing Date to fund a portion of the purchase price payable in connection with the Merger, to refinance existing debt, to pay related costs, fees and expenses, for backstop or replacement letters of credit and for general corporate purposes.

Other than as specifically provided in the ABL Amendment, the ABL Amendment had no effect on any schedules, exhibits or attachments to the Existing Credit Agreement or the ABL Guarantee and Collateral Agreement, dated as of August 5, 2019, which remains in effect without any amendment or modification thereto.

The foregoing description of the ABL Amendment does not purport to be complete and is respectively qualified in its entirety by reference to the ABL Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	First Amendment to ABL Credit Agreement, dated as of January 26, 2021, by and among Rent-A-Center, Inc., each other Loan Party party thereto, JPMorgan Chase Bank, N.A., as administrative agent and each of the Lenders party thereto.

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

 * In accordance with Item 601(a)(5) of Regulation S-K certain schedules and exhibits have not been filed. The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENT-A-CENTER, INC.

Date: January 27, 2021	By:	/S/ Bryan Pechersky
Bryan Pechersky
Executive Vice President, General Counsel and Secretary